EXHIBIT 99.3

Item 2. Properties.
We currently have four natural gas gathering systems which provide our gathering, treating and processing services. They are (i) the Mountaineer Midstream system located in Doddridge and Harrison counties, West Virginia, (ii) the Bison Midstream system located in Mountrail and Burke counties, North Dakota, (iii) the DFW Midstream system located primarily in Tarrant County, Texas and (iv) the Grand River system located primarily in Garfield, Mesa and Rio Blanco counties, Colorado and Uintah and Grand counties, Utah. For additional information on our gathering systems and their capacities, see Item 1. Business.
Our real property falls into two categories: (i) parcels that we own in fee and (ii) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our gathering systems and other major facilities are located are owned by us in fee title, and we believe that we have valid title to these lands. The remainder of the land on which our major facilities are located are held by us pursuant to long-term leases or easements between us and the underlying fee owner, or permits with governmental authorities. Our Predecessor leased or owned these lands without any material challenge known to us relating to the title to the land upon which our assets are located, and we believe that we have valid leasehold estates or fee ownership in such lands or valid permits with governmental authorities. We have no knowledge of any material challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or license. We believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses with the exception of certain ordinary course encumbrances and permits with governmental entities that have been applied for, but not yet issued.
In addition, we lease various office space under operating leases to support our operations. Our headquarters are located in Dallas, Texas, and we have additional regional corporate offices in Houston, Texas, Denver, Colorado and Atlanta, Georgia.

EX 99.3-1